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                                  EXHIBIT 99.3

            FORM OF RHYTHMS NETCONNECTIONS INC. NOTICE OF STOCK AWARD
                         UNDER THE 2000 STOCK AWARD PLAN

                           RHYTHMS NETCONNECTIONS INC.
                              NOTICE OF STOCK AWARD
                         UNDER THE 2000 STOCK AWARD PLAN

     Notice is hereby given of the following stock award (a "STOCK AWARD") to acquire shares of the common stock ("COMMON STOCK") of Rhythms NetConnections Inc. (the "CORPORATION") pursuant to the terms of the Corporation's 2000 Stock Award Plan (the "PLAN"):

     GRANTEE:

     PURCHASE PRICE: $0 per share

     NUMBER OF STOCK AWARD SHARES: ____________________________________ shares

     VESTING SCHEDULE: The Stock Award shares shall vest according to the following schedule ("VESTING SCHEDULE"):

     - [EMPLOYEES HIRED PRIOR TO MAY 5, 2000 IN THE MONTHS OF MAY, JUNE, JULY, AUGUST OR SEPTEMBER OF ANY YEAR PRIOR TO 2000: (a) fifty percent (50%) of the your Stock Award shares shall vest on September 15, 2000, and
     (b) the remaining fifty percent (50%) of your Stock Award shares shall vest on September 15, 2001.]

     - [ALL OTHER EMPLOYEES: (a) fifty percent (50%) of your Stock Award shares shall vest on the 15tht day of your first Anniversary Month, as defined below, occurring after the date of grant of your Stock Award and
     (b) the remaining fifty percent (50%) of your Stock Award shares shall vest on the 15th day of your second Anniversary Month after the date of grant of your Stock Award.]

     The term "ANNIVERSARY MONTH" means the same month each year as the month in which your employment commenced (or commences) with the Corporation, as shown in the Corporation's records.


     All unvested Stock Award shares shall be forfeited back to the Corporation effective on the date of Grantee's cessation of Service.

     Grantee understands and agrees that this Stock Award is granted subject to and in accordance with the terms of the Plan. Grantee agrees to be bound by the terms of the Plan attached hereto as EXHIBIT A and the terms of the Stock Award as set forth in the Stock Award Agreement attached hereto as EXHIBIT B.

     Nothing in this Notice or in the attached Stock Award Agreement or in the Plan shall confer upon Grantee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or
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retaining Grantee) or of Grantee, which rights are hereby expressly reserved by each, to terminate Grantee's Service at any time for any reason, with or without cause.

     Capitalized terms used in this Notice and not otherwise defined have the meanings given to them in this Notice, the Stock Award Agreement or Plan, as the case may be.


DATED:
      -----------------------

                                       RHYTHMS NETCONNECTIONS INC.

                                       By:
                                          ---------------------------
                                       Title:
                                             ------------------------


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                                       GRANTEE

                                       Address:
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ATTACHMENTS
EXHIBIT A - PLAN
EXHIBIT B - STOCK AWARD AGREEMENT